Exhibit 99

First Acceptance Corporation Reports Operating Results for the Three Months Ended March 31, 2017

NASHVILLE, TN, May 9, 2017 – First Acceptance Corporation (NYSE: FAC) today reported its financial results for the three months ended March 31, 2017.

Operating Results

Revenues for the three months ended March 31, 2017 decreased 9% to $88.1 million from $96.9 million in the same period in the prior year.

Income before income taxes, for the three months ended March 31, 2017 was $1.6 million, compared with a loss before income taxes of $8.4 million for the three months ended March 31, 2016. Net income for the three months ended March 31, 2017 was $0.7 million, compared with a net loss of $5.5 million for the three months ended March 31, 2016.

Basic and diluted net income per share were $0.02 for the three months ended March 31, 2017, compared with a basic and diluted net loss per share of $0.13 for the same period in the prior year.

For the three months ended March 31, 2017, we recognized $0.5 million of favorable prior period loss and LAE development, and for the three months ended March 31, 2016, we recognized $10.3 million of unfavorable prior period loss and LAE development.

President and Chief Executive Officer, Ken Russell, commented “The Company’s net income for the recent quarter marks what we anticipate will be the start of our return to consistent profitability. We believe that the recent efforts undertaken by our team to improve risk management and the quality and efficiency of our claims handling resulted in the reduced loss ratio behind these positive results. It was encouraging to see our premium production for the pivotal first quarter push through barriers stemming from rate increases, underwriting actions and store closures. I view the results achieved this quarter as confirmation that our focus on maintaining appropriate risk-adjusted premiums is the foundation for attaining our business objectives.”

Mr. Russell further commented “Looking ahead, in addition to a continued focus on the fundamentals of our core non-standard personal automobile insurance business, we have other exciting initiatives underway. An effort has been made to enhance the contribution of our Western Division (formerly Titan) agency stores by offering additional commissionable third party ancillary products to their customers. Likewise, we are expanding the availability of commissionable third party personal non-automobile insurance products (e.g. commercial auto, homeowners and motorcycle) in the legacy retail locations that sell Acceptance auto insurance. Additionally, we are refocusing our traditional marketing efforts with an eye towards an expanded social media presence. Our digital presence continues to broaden and on-line sales are becoming a larger component of our combined distribution channels”

Loss Ratio. The loss ratio was 80.6% for the three months ended March 31, 2017, compared with 96.1% for the three months ended March 31, 2016. We experienced favorable development related to prior periods of $0.5 million for the three months ended March 31, 2017, compared with unfavorable development of $10.3 million for the three months ended March 31, 2016. The favorable development for the three months ended March 31, 2017 was primarily the result of favorable LAE development related to bodily injury claims over multiple prior accident periods, partially offset by some unfavorable development related to bodily injury severity. The unfavorable development for the three months ended March 31, 2016 was the result of an increase in losses across all major coverages and over multiple prior accident periods. The primary causes of the unfavorable development were a sharp increase in bodily injury severity and a greater than usual amount of subsequent payments on previously closed claims.

Excluding the development related to prior periods, the loss ratio for the three months ended March 31, 2017 was 81.4% as compared with 88.2% for the preceding three months ended December 31, 2016. We believe that this improvement in the loss ratio was the result of our aggressive rate and underwriting actions in addition to a moderate reduction in claims frequency.

Revenues. Premiums earned decreased by $6.6 million, or 9%, to $69.8 million for the three months ended March 31, 2017, from $76.4 million for the three months ended March 31, 2016. This decrease was the result of a targeted decline in new policies written to eliminate unprofitable business through store closures, rate increases and the tightening of underwriting standards. These actions resulted in a 21% decrease in our year-over-year policies in force which was partially offset by a 16% year-over-year increase in our average in-force premium that was driven by our recent rate actions.

Commission and fee income decreased by $2.4 million, or 12%, to $17.2 million for the three months ended March 31, 2017, from $19.6 million for the three months ended March 31, 2016. This decrease was primarily the result of a decrease in monthly billing fees as a result of the previously-mentioned decline in the number of policies in force.

Expense Ratio. The expense ratio was 16.6% for the three months ended March 31, 2017, compared with 14.3% for the three months ended March 31, 2016. The year-over-year increase in the expense ratio was primarily due to the decrease in premiums earned which resulted in a higher percentage of fixed expenses and the previously-mentioned decline in commission and fee income.

Combined Ratio. Overall, the combined ratio decreased to 97.2% for the three months ended March 31, 2017 from 110.4% for the three months ended March 31, 2016.

Next Release of Financial Results

We currently plan to report our financial results for the three and six months ending June 30, 2017 on August 9, 2017.

About First Acceptance Corporation

We are principally a retailer, servicer and underwriter of non-standard personal automobile insurance based in Nashville, Tennessee. Our insurance operations actively generate revenues from selling non-standard personal automobile insurance policies and related products in 16 states. We currently conduct our servicing and underwriting operations in 13 states and are licensed as an insurer in 13 additional states. Non-standard personal automobile insurance is made available to individuals because of their inability or unwillingness to obtain standard insurance coverage due to various factors, including payment history, payment preference, failure in the past to maintain continuous insurance coverage or driving record and/or vehicle type.

At March 31, 2017, we leased and operated 355 retail locations and a call center staffed with employee-agents. Our employee-agents primarily sell non-standard personal automobile insurance products underwritten by us, as well as certain commissionable ancillary products. In most states, our employee-agents also sell a complementary insurance product providing personal property and liability coverage for renters underwritten by us. In addition, retail locations in some markets offer non-standard personal automobile insurance serviced and underwritten by other third-party insurance carriers for which we receive a commission. In addition to our retail locations, we are able to complete the entire sales process over the phone via our call center or through the internet via our consumer-based website or mobile platform. On a limited basis, we also sell our products through selected retail locations operated by independent agents. Additional information about First Acceptance Corporation can be found online at www.acceptance.com.

This press release contains forward-looking statements. All statements made other than statements of historical fact are forward-looking statements. You can identify these statements from our use of the words “may,” “should,” “could,” “potential,” “continue,” “plan,” “forecast,” “estimate,” “project,” “believe,” “intent,” “anticipate,” “expect,” “target,” “is likely,” “will,” “view,” or the negative of these terms and similar expressions. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2016 and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

(unaudited)

	Three Months Ended
	March 31,
	2017	2016
Revenues:
Premiums earned	$69,813	$76,407
Commission and fee income	17,228	19,581
Investment income	1,033	962
Net realized losses on investments, available-for-sale	(5)	(2)
	88,069	96,948
Costs and expenses:
Losses and loss adjustment expenses	56,280	73,419
Insurance operating expenses	28,056	29,647
Other operating expenses	271	280
Stock-based compensation	39	37
Depreciation	546	651
Amortization of identifiable intangibles assets	203	238
Interest expense	1,098	1,050
	86,493	105,322
Income (loss) before income taxes	1,576	(8,374)
Provision (benefit) for income taxes	846	(2,869)
Net income (loss)	$730	$(5,505)
Net income (loss) per share:
Basic	$0.02	$(0.13)
Diluted	$0.02	$(0.13)
Number of shares used to calculate net income (loss) per share:
Basic	41,160	41,060
Diluted	41,181	41,060
Reconciliation of net income (loss) to other comprehensive income (loss):
Net income (loss)	$730	$(5,505)
Net unrealized change in investments, net of tax of $236 and $911, respectively	438	1,691
Comprehensive income (loss)	$1,168	$(3,814)

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except per share data)

	March 31,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Investments, available-for-sale at fair value (amortized cost of $117,619 and $117,902, respectively)	$117,431	$117,212
Cash, cash equivalents, and restricted cash	120,496	118,681
Premiums, fees, and commissions receivable, net of allowance of $309 and $279, respectively	90,251	66,393
Deferred tax assets, net	34,761	35,641
Other investments	10,140	9,994
Other assets	5,944	6,078
Property and equipment, net	3,789	4,213
Deferred acquisition costs	5,869	4,852
Goodwill	29,384	29,384
Identifiable intangible assets, net	7,433	7,626
TOTAL ASSETS	$425,498	$400,074

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$156,410	$161,079
Unearned premiums and fees	106,877	78,861
Debentures payable	40,313	40,302
Term loan from principal stockholder	29,786	29,779
Accrued expenses	5,566	7,089
Other liabilities	12,851	10,476
Total liabilities	351,803	327,586
Stockholders’ equity:
Preferred stock, $.01 par value, 10,000 shares authorized	—	—
Common stock, $.01 par value, 75,000 shares authorized; 41,160 issued and outstanding	412	412
Additional paid-in capital	457,789	457,750
Accumulated other comprehensive income, net of tax of $(873) and $(1,110), respectively	1,754	1,316
Accumulated deficit	(386,260)	(386,990)
Total stockholders’ equity	73,695	72,488
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$425,498	$400,074

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data

(Unaudited)

PREMIUMS EARNED BY STATE

	Three Months Ended
	March 31,
	2017	2016
Gross premiums earned:
Georgia	$16,261	$15,057
Florida	10,251	11,609
Texas	8,544	10,617
Alabama	7,454	6,764
Ohio	7,305	7,596
South Carolina	4,950	6,594
Tennessee	4,748	4,881
Illinois	4,207	5,740
Indiana	2,318	2,277
Pennsylvania	2,251	2,418
Mississippi	963	995
California	314	—
Missouri	242	1,753
Virginia	110	214
Total gross premiums earned	69,918	76,515
Premiums ceded to reinsurer	(105)	(108)
Total net premiums earned	$69,813	$76,407

COMBINED RATIOS (INSURANCE OPERATIONS)

	Three Months Ended
	March 31,
	2017	2016
Loss	80.6%	96.1%
Expense	16.6%	14.3%
Combined	97.2%	110.4%

NUMBER OF RETAIL LOCATIONS

Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended
	March 31,
	2017	2016
Retail locations – beginning of period	355	440
Opened	—	2
Closed	—	(28)
Retail locations – end of period	355	414

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data (continued)

(Unaudited)

RETAIL LOCATIONS BY STATE

	March 31,		December 31,
	2017	2016	2016	2015
Alabama	23	24	23	24
Arizona	10	10	10	10
California	47	48	47	48
Florida	34	39	34	39
Georgia	50	60	50	60
Illinois	39	39	39	61
Indiana	16	17	16	17
Mississippi	6	7	6	7
Missouri	—	9	—	9
Nevada	4	4	4	4
New Mexico	5	5	5	5
Ohio	27	27	27	27
Pennsylvania	11	14	11	14
South Carolina	15	23	15	24
Tennessee	23	23	23	23
Texas	45	65	45	68
Total	355	414	355	440

SOURCE: First Acceptance Corporation

INVESTOR RELATIONS CONTACT:

Michael J. Bodayle

615.844.2885